Exhibit 99.2

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

FAQs — Estimated Share Valuation

January 4, 2012

1)             Why are you providing the estimated value per share?

In accordance with our estimated valuation policy, we are required to provide shareholders a per-share estimated value of our common stock at the end of each calendar year.  The estimated per-share value assumes that all assets are sold on January 1, 2012.  We do not intend to liquidate the portfolio on January 1, 2012 and believe that the final nominal value will be greater than this point-in-time value, although this is not assured.

2)             Why is the estimated value per share so low?

An opportunity-style REIT like ours generally acquires assets with the intention of spending capital to enhance and reposition these assets for appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes, including the “legacy” assets in which the REIT invested prior to the collapse of the economy in October 2008.

Especially impacted by the recent economic and capital markets turmoil have been assets acquired for development. The lack of either capital or opportunistic buyers is significantly impacting the values of these types of assets at this point in time. In addition, the new estimated value reflects the 2011 sales of five properties (12600 Whitewater, 2603 Augusta, GrandMarc at Westberry Place, Crossroads, and Regency Center) the proceeds from which were primarily used for the REIT’s operating needs and to repay debt.

Many in the real estate industry did not anticipate the onset, extent or depth of the economic and real estate recessions, including the fragility of the domestic and global economies, the downgrade of the U.S. Government’s credit rating, the debt ceiling impasse in Congress, and the European banking and sovereign debt crisis.  Due to the economic stress of recent years, our original underwriting assumptions for the portfolio were not achieved, as key variables, such as leasing activity, growth in rental rates, occupancy rates, land sales, and development project returns failed to meet their forecasts.

Please note that the estimated valuation may not reflect the amount an investor would obtain if he/she were to sell their shares or if we liquidated our assets — the proceeds from such actions could possibly be higher or lower than the estimated per-share value.

3)             What valuation methodology was utilized?

In arriving at the estimated valuation per share, our Advisor used a combination of methods, including discounted cash flow analysis, direct capitalization of net operating income or net revenue, third party appraisals, sales prices for properties under contract and sales information for comparable properties.  In addition, the Board retained Robert A. Stanger & Co., Inc. to provide an independent third party opinion that the estimated per-share value was reasonable and was prepared in accordance with appropriate real estate valuation methods.

4)             What are you doing to increase the value of the portfolio going forward?

We are continuing to dispose of properties in an orderly manner and hope to dispose of most of the portfolio by the end of 2013.  To better position the portfolio for increases in future value, in the near term we will use sale proceeds to:

a)              Reinvest in the existing portfolio for capital improvements, maintenance and general upkeep, and repairs to enhance existing portfolio valuations;

b)             Pay leasing commissions related to our efforts to boost occupancy;

c)              Pay for tenant improvements associated with these new leases;

d)             Pay operating expenses of the REIT; and

e)              Pay down and extend debt maturities associated with the properties.

5)             When will investors begin receiving distributions from the sale of properties?

We anticipate making special distributions to investors beginning after 2012.

6)             When can we expect a liquidity event to occur?

We expect to dispose of most of the REIT’s portfolio by the end of 2013.

7)             Has the REIT’s advisor deferred various fees and expenses due them from the REIT?

Yes.  They have deferred payment of $3 million in asset management and oversight fees and cost reimbursements until the REIT has sufficient working capital to repay them.  Also, the advisor has loaned the REIT $1.5 million for working capital.  In addition, the Advisor recently lowered the asset management fees payable under the advisory agreement with the REIT to an annualized rate of 0.60% of the REIT’s aggregate asset values from the current rate of 0.75%, a permanent 20% reduction in the rate.  At the current size of the portfolio, this would mean an annual savings of over $1 million to the REIT.

8)             What are your debt maturities for your consolidated properties? How will you address them?

The REIT has approximately $266 million of debt maturing between now and 2016 on our consolidated properties.  Of this, approximately $156 million matures in 2012.  We are currently working, and will continue to work, with our lenders to extend the maturities of our debt and will also seek sources of new debt when necessary.  Much of the debt will be repaid with asset sales as the REIT continues to be in the disposition phase of the Fund.

9)             What percentage return do you expect for the REIT? How much of investors’ original investment can they expect to be returned to them?

We are unable to estimate the potential return to investors.  Much will depend on the ultimate disposition of the REIT’s larger projects, such as Frisco Square, Chase Park, Royal Island and Cordillera. Presently, given the continued challenges in the real estate markets, we do not expect that investors will fully recover their original $10 per share investment.

10)      Which assets were the major contributors to the decline in the estimated per-share valuation?

Frisco Square, Cordillera, Royal Island, Central Europe and Rio Salado.

11)      Which assets were sold during 2011?

Crossroads, 2603 Augusta, Regency Center, GrandMarc at Westberry, and 12600 Whitewater were sold in 2011.  The sales proceeds were primarily used to repay debt.

12)      The REIT’s first estimated valuation was $8.17 in June 2009; then fell to $8.03 as of 12/31/09; then fell to $7.66 as of 12/31/10; and now fell to $4.12 as of 12/20/11.  Does the new valuation suggest that the worst of the real estate collapse occurred since the 12/31/10 valuation?

With the exception of Class A multifamily projects and well-occupied assets in a few core markets, 2011 was a step back from what appeared to be the beginnings of a recovery in late 2010 and early 2011. The euro-zone crisis, tepid job growth, and wary lenders all contributed to continued weakness, especially for development oriented projects like Royal Island, Frisco Square, and Cordillera.

13)      It seems as if the REIT is taking write-downs or losses on all of the assets it owns or sells.  Are there any real estate classes and owned-properties that are seeing increased market valuations?

Three assets received higher valuations than last year.  Northpoint Central, our mid-rise office building in Houston, moved higher because of successful leasing. Bowen Road, the data center project in Arlington, TX, moved higher because of the increased probability of favorable terms for a renewal with the sole tenant. Tanglewood at Voss, our multifamily project in Houston, moved up because of a drop in rental concessions and a decrease in market cap rates for buyers of multifamily.

FORWARD LOOKING STATEMENTS

This document contains forward looking statements regarding the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. (the “REIT”).  Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The REIT cautions investors not to place undue reliance on forward-looking statements, which reflect the REIT’s management’s view only as of the date of document.  The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC.  The REIT’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the REIT at www.behringerharvard.com.